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Exhibit 99.1  Press Release

PRESS RELEASE
January 28, 1999

                              For further information contact:
                              David M. Bradley
                              President and Chief Executive Officer
                              North Central Bancshares, Inc.
                              825 Central Avenue
                              Fort Dodge, Iowa  50501
                              515-576-7531


           NORTH CENTRAL BANCSHARES, INC. COMPLETES STOCK REPURCHASE

Fort Dodge, Iowa January 28, 1999 - North Central Bancshares, Inc. (Nasdaq:
"FFFD") announced that it has completed a 5% stock repurchase program on January 28, 1999. The Company said it repurchased 155,207 shares of its outstanding common stock, par value $.01 per share, at the aggregate cost of $2,706,123, in open market transactions. The repurchase program began on November 13, 1998. Upon settlement of the last transaction on or about February 2, 1999, there will be 2,957,242 shares of North Central Bancshares, Inc. common stock outstanding.

North Central Bancshares, Inc., with over $335 million in assets, is the holding company for First Federal Savings Bank of Iowa, a federally chartered stock savings bank. First Federal is a community-oriented institution serving Iowa through 7 full service locations in Fort Dodge, Nevada, Ames, Burlington and Mt. Pleasant, Iowa. First Federal's deposits are insured by the Federal Deposit Insurance Corporation.